Exhibit 2.4
BILL OF SALE
     THIS BILL OF SALE is made and entered into as of April ____, 2006 by Roadhouse Grill, Inc., a Florida corporation (“Seller”), in favor of Berjaya Group (Cayman) Limited, a Cayman Islands corporation (“Buyer”).
     In consideration of a total purchase price of $2,000,000, the receipt and sufficiency of which hereby are acknowledged, Seller sells, assigns, transfers, conveys and delivers to Buyer, all of Seller’s right, title, and interest in and to the copyrights, trademarks and other intellectual property rights set forth in Exhibit A attached hereto and made a part hereof (collectively, the “IP Assets”) in each of the countries listed in Exhibit B attached hereto and made a part hereof (the “Territory”; the rights, title and interest of Seller in the IP Assets in the Territory being hereinafter referred to as the “Asia/Middle East Assets”) solely for use in the Territory. Nothing contained herein shall be construed as transferring Seller’s right, title and interest in and to the IP Assets outside the Territory or for use on the Internet.
     THE ASIA/MIDDLE EAST ASSETS ARE SOLD “AS-IS” “WHERE IS” WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR CONDITION. BY ACCEPTING THIS BILL OF SALE, BUYER ACCEPTS THE PROPERTY “AS-IS” AND “WHERE IS”.
     Seller shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Bill of Sale, including, without limitation, all instruments of transfer as may be necessary or desirable to transfer title to all of the Seller’s rights in and to the Asia/Middle East Assets and to consummate the transactions contemplated by this Bill of Sale; provided such delivery shall be at no additional cost or expense to Seller. When reasonably requested by Buyer, Seller agrees to cooperate with Buyer in connection with any disputes or litigation involving ownership or use of the Asia/Middle East Assets in the Territory that may arise after the date hereof, it being understood that (i) such cooperation shall be at no cost or expense to Seller, and (ii) no personnel of Seller shall be required to travel outside of South Florida in connection therewith.
     This Bill of Sale shall also constitute an assignment of Seller’s entire right, title, and interest in any Asia/Middle East Assets for which an assignment is necessary or appropriate to transfer such right, title, and interest.
     This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any conflicts of law provisions.
     IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the date first written above.
     SELLER:
ROADHOUSE GRILL, INC., a Florida corporation

By:
Name:
Title:

EXHIBIT A
IP ASSETS
All copyrights, trademarks, service marks, trade dress, trade names, logos, designs, markings, styles, symbols, menus, style of cuisine, ambience, cookbooks, recipes and/or ingredients used in the operation of a “ROADHOUSE GRILL RESTAURANT,” including, without limitation, the following:
[LIST ALL, INCLUDING ALL RELEVANT REGISTRATION INFORMATION IN EACH COUNTRY IN THE TERRITORY]

EXHIBIT B
TERRITORY
[LIST HERE THE PACIFIC RIM, ASIAN, AND MIDDLE EASTERN COUNTRIES WHERE BUYER IS ACQUIRING ASIA/MIDDLE EAST ASSETS AND WHERE SELLER IS TO DISCONTINUE ITS USE OF THE IP ASSETS — Text and marked maps may be included.]